EXHIBIT 99.1

WOLVERINE WORLD WIDE, INC. 9341 Courtland Drive, Rockford, MI 49351 Phone (616) 866-5500; FAX (616) 866-0257

FOR IMMEDIATE RELEASE CONTACT: Stephen L. Gulis Jr. (616) 866-5570

WOLVERINE WORLD WIDE, INC. REPORTS
RECORD SECOND QUARTER 2004 REVENUE
AND EARNINGS WITH EPS UP 17.4%

          Rockford, Michigan, July 14, 2004 - Wolverine World Wide, Inc. (NYSE: WWW) today reported record revenue and earnings for its second quarter of 2004, making this the tenth consecutive quarter of both record revenue and record net earnings for the Company.

          Second quarter 2004 revenue totaled $198.8 million, an 8.0 percent increase over second quarter 2003 revenue of $184.0 million. Earnings per share for the second quarter of 2004 were $0.27 compared to the $0.23 reported for the second quarter of 2003, an increase of 17.4 percent.

          For the first half of 2004, revenue reached $423.6 million, a 12.8 percent gain over the $375.5 million reported for the first half of 2003. Net earnings for the first half of 2004 grew to $23.3 million ($0.57 per share) up 39.5 percent from $16.7 million ($0.41 per share) for the same period of 2003.

          "Our strong performance in the second quarter of 2004 was led by the Outdoor Group with Merrell remaining the top performer in our portfolio of brands," stated Timothy J. O'Donovan, the Company's President and CEO. "In addition, profit improvements were generated in the global Hush Puppies business, Wolverine Footwear Group and our slipper, leather and retail operations."

          "We are very pleased with the first half of 2004 and the double-digit revenue increase driven by strong consumer response to our global brands and innovative product offerings. Our year-to-date net earnings increase of 39.5 percent reflects the diversity of our brand portfolio and the efficiency of our business model. We believe the Company is uniquely positioned for continued growth and is making progress toward its goal of becoming the world's premier non-athletic footwear company."

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Q2 2004	page 2

          Stephen L. Gulis Jr., the Company's CFO, reported, "During the second quarter of 2004, the Company continued to realize significant gross margin improvement. Gross margin grew to 38.0 percent, a 230 basis point improvement over the second quarter of 2003. This improvement resulted primarily from a higher margin business mix, an increase in average selling prices and lower product costs in our European operations. All operating groups equaled or exceeded 2003 margin levels in the quarter."

          "Selling and administrative expenses as a percentage of revenue for the second quarter of 2004 were 29.3 percent. The Company continued to increase its investment in marketing and product development initiatives to support and strengthen the global positioning of our brands."

          "Our focus on working capital management and improved operating results further strengthened the Company's balance sheet in the quarter. Accounts receivable were reduced by 7.5 percent and inventory increased 1.0 percent on a year-to-date sales increase of 12.8 percent. These results allowed the Company to achieve a cash balance in excess of $63 million at quarter-end."

          O'Donovan concluded, "We ended the second quarter of 2004 with our order backlog up approximately 17 percent which reflects continued strong retailer demand across our product offerings. We expect this backlog to assist us in reaching our previously stated 2004 annual estimates of revenue ranging from $960-$980 million and earnings per share ranging from $1.44-$1.52 per share."

          The Company will host a conference call at 10:00 a.m. EST today to discuss these results and current business trends. To listen to the call at the Company's website, go to www.wolverineworldwide.com, click on "Investors" in the navigation bar, and then click "Webcast" from the top navigation bar of the "Investors" page. To listen to the webcast, your computer must have Windows Media Player, which can be downloaded for free on the Wolverine World Wide website. In addition, the conference call can be heard at www.streetevents.com. A replay of the call will be available at the Company's website through July 28, 2004.

          With a commitment to service and product excellence, Wolverine World Wide, Inc. is one of the world's leading marketers of branded casual, active lifestyle, work, outdoor sport and uniform footwear and slippers. The Company's portfolio of highly recognized brands includes: Bates®, Hush Puppies®, HYTEST®, Merrell®, Sebago® and Wolverine®. The Company also markets footwear under popular licensed brands including CAT®, Harley-Davidson® and Stanley®. The Company's products are carried by leading retailers in the U.S. and are distributed internationally in over 140 countries. For additional information, please visit our website, www.wolverineworldwide.com.

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Q2 2004	page 3

          This press release contains forward-looking statements, including those relating to fiscal 2004 sales and earnings estimates, order backlog, and margin. In addition, words such as "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Risk Factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Risk Factors include, among others: changes in consumer preferences or spending patterns; cancellation of future orders; cost and availability of inventories; reliance on foreign sourcing; the impact of competition and pricing; integration and operations of newly acquired businesses; retail buying patterns; consolidation in the retail sector; changes in economic and market conditions; acts and effects of war and terrorism; and additional factors discussed in the Company's reports filed with the Securities and Exchange Commission and exhibits thereto. Other Risk Factors exist, and new Risk Factors emerge from time to time that may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Furthermore, the Company undertakes no obligation to update, amend or clarify forward-looking statements.

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WOLVERINE WORLD WIDE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
($000's, except share and per share data)

	12 Weeks Ended		24 Weeks Ended
	June 19, 2004	June 14, 2003	June 19, 2004	June 14, 2003
Revenue	$198,774	$184,040	$423,645	$375,525
Cost of products sold	123,260	118,316	262,690	240,605
Gross profit	75,514	65,724	160,955	134,920

Selling and administrative expenses	58,316	50,822	124,653	107,705
Operating profit	17,198	14,902	36,302	27,215

Interest expense	891	1,272	1,828	2,548
Other expense	175	(120)	247	(104)
	1,066	1,152	2,075	2,444
Earnings before income taxes
and minority interest	16,132	13,750	34,227	24,771
Income taxes	5,181	4,458	10,959	8,039

Earnings before minority interest	10,951	9,292	23,268	16,732
Minority interest	(34)	11	(16)	37

Net earnings	$10,985	$9,281	$23,284	$16,695

Diluted earnings per share	$.27	$.23	$.57	$.41

CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited)
($000's)

	June 19, 2004	June 14, 2003
ASSETS:
Cash & cash equivalents	$63,560	$40,114
Receivables	140,907	152,411
Inventories	173,704	171,993
Other current assets	27,610	13,358
Total current assets	405,781	377,876
Plant & equipment, net	95,576	97,491
Other assets	97,237	72,833
Total Assets	$598,594	$548,200
LIABILITIES & EQUITY:
Notes payable	$-	$724
Current maturities on long-term debt	16,020	15,030
Accounts payable and other accrued liabilities	86,506	67,681
Total current liabilities	102,526	83,435
Long-term debt	43,895	58,563
Other non-current liabilities and minority interest	19,051	24,967
Stockholders' equity	433,122	381,235
Total Liabilities & Equity	$598,594	$548,200